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                    February 8, 2021

       Jesse Timmermans
       Chief Financial Officer
       Revolve Group, Inc.
       12889 Moore Street
       Cerritos, California 90703

                                                        Re: Revolve Group, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-38927

       Dear Mr. Timmermans:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services